                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             ASCENT PEDIATRICS, INC.
              -----------------------------------------------------
                                (Name of Issuer)



                    COMMON STOCK, $.00004 PAR VALUE PER SHARE
              -----------------------------------------------------
                         (Title of Class of Securities)



                                   04362X 10 1
              -----------------------------------------------------
                                 (CUSIP Number)

CUSIP NO.  04362X 10 1                 13G            PAGE   2   OF    9  PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Medical Science Partners, L.P.
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          Not Applicable
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    0 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     770,593 shares
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               770,593 shares
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          770,593 shares (Includes the following: (a) 738,776 shares held by Medical Science Partners, L.P. ("MSP"); (b) 11,221 shares which MSP has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants; (c) 9,153 shares held by Dr. Andre Lamotte, who is a general partner of Medical Science Ventures, L.P. ("MSV"), the sole general partner of MSP; and (d) 11,443 shares which Dr. Andre Lamotte has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants.)
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          Not Applicable
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.1%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04362X 10 1                 13G            PAGE    3  OF    9  PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Medical Science Ventures, L.P.
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          Not Applicable
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Deleware
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     770,593
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               770,593
-------------------------------------------------------------------------------
  (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         770,593 shares (Includes the following: (a) 738,776 shares held by MSP, the sole general partner of MSV; (b) 11,221 shares which MSP has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants; (c) 9,153 shares held by Dr. Andre Lamotte, who is a general partner of MSV, the sole general partner of MSP; and (d) 11,443 shares which Dr. Andre Lamotte has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants.)

-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          Not Applicable
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.1%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04362X 10 1                 13G            PAGE    4  OF    9  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Andre L. Lamotte
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          Not Applicable
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    20,596 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     820,830 shares
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   20,596 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               820,830 shares
-------------------------------------------------------------------------------
  (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         841,426 shares (Includes the following: (a) 738,776 shares held by MSP, the sole general partner of which is MSV; (b) 11,221 shares which MSP has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants; (c) 9,153 shares held by Dr. Andre Lamotte, who is a general partner of MSV, the sole general partner of MSP; (d) 11,443 shares which Dr. Andre Lamotte has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants; (e) 57,142 shares held by Medical Science Partners II, L.P ("MSP II"); and (f) 13,691 shares held by Medical Science II Co-Investment L.P. ("MSC II"). The sole general partner of each of MSP II and MSC II is Medical Science Ventures II, L.P. ("MSV II"), of which Dr. Andre Lamotte is a general partner.)
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          Not Applicable
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          12.2%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04362X 10 1                 13G            PAGE    5  OF    9  PAGES
         ---------------------                              -----    -----
  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Joseph F. Lovett
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          Not Applicable
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Of America
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    0 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     820,830 shares
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0 shares
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               820,830 shares
-------------------------------------------------------------------------------
  (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         820,830 shares (Includes the following: (a) 738,776 shares held by MSP, the sole general partner of which is MSV, of which Mr. Lovett is a general partner; (b) 11,221 shares which MSP has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants; (c) 57,142 shares held by MSP II; and (d) 13,691 shares held by MSC II. The sole general partner of each of MSP II and MSC II is MSV II, of which Mr. Lovett is a general partner.)
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          Not Applicable
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.9%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04362X 10 1                                                Page 6 of 9
          -----------                                                -----------

                                  SCHEDULE 13G

ITEM 1(a).  NAME OF ISSUER:

Ascent Pediatrics, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

187 Ballardvale Street, Suite B125
Wilmington, MA  01887

ITEM 2(a).  NAME OF PERSON FILING:

Andre L. Lamotte for himself and on behalf of:

Medical Science Partners, L.P.
Medical Science Ventures, L.P.
Joseph F. Lovett

ITEM 2(b).  ADDRESS OF
PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

For each reporting person the business address is:

c/o Medical Science Partners, L.P.
20 William Street
Suite 250
Wellesley, MA 02181

ITEM 2(c).  CITIZENSHIP:

Each of Medical Science Partners, L.P. and Medical Science Ventures, L.P. is organized under the laws of the State of Delaware.

Each of Andre L. Lamotte and Joseph F. Lovett is a citizen of the United States of America.

CUSIP No.  04362X 10 1                                               Page 7 of 9
           -----------                                               -----------


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

Common Stock, $.00004 par value per share

ITEM 2(e).  CUSIP NUMBER:

04362X 10 1

ITEM 3:

Not Applicable

ITEM 4.  OWNERSHIP:

    (a) Amount Beneficially Owned:

    MSP holds 749,997 shares, including 11,221 shares MSP has the right to acquire within 60 days of December 31, 1997, upon the exercise of warrants. The sole general partner of MSP is MSV. The general partners of MSV, who share voting and investment control over the shares held by MSP, are: Andre L. Lamotte and Joseph F. Lovett. Dr. Lamotte and Mr. Lovett are also general partners of MSV II, which is the sole general partner of each of MSP II and MSC II. MSP II, MSC II and Dr. Lamotte hold 57,142 shares, 13,691 shares and 20,596 shares, respectively. Dr. Lamotte's shares include 11,443 shares which he has the right to acquire within 60 days of December 31, 1997 upon the exercise of warrants. Dr. Lamotte and Mr. Lovett disclaim beneficial ownership of shares held by MSP, MSP II, and MSC II except to the extent of their pecuniary interest therein.

    (b) Percent of Class:

    12.2%

    (c) Number of shares as to which such person has:

    (i)  Sole power to vote or to direct the vote:  0 shares
    (ii) Shared power to vote or to direct the vote:  841,426 shares
    (iii)Sole power to dispose or to direct the disposition of:  0 shares
    (iv) Shared power to dispose or to direct the disposition of: 841,426 shares

CUSIP No.  04362X 10 1                                             Page 8  of  9
           -----------                                             -------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY:

Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION
OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10.  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No.  04362X 10 1                                             Page  9 of  9
           -----------                                             -------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 MEDICAL SCIENCE
                                                 PARTNERS, L.P.

                                                 By:  MEDICAL SCIENCE
                                                      VENTURES, L.P.

Date:  February ___, 1998                        By:
                                                    ----------------------------
                                                      Name:
                                                      Title: General Partner


                                                 MEDICAL SCIENCE
                                                 VENTURES, L.P.

Date:  February ___, 1998                        By:
                                                    ----------------------------
                                                      Name:
                                                      Title: General Partner


Date:  February ___, 1998                        ____________________________
                                                 Andre L. Lamotte

Date:  February ___, 1998                        ____________________________
                                                 Joseph F. Lovett